Exhibit 99.3

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

We hereby consent to the use of our name and to the inclusion of our opinion letter, dated September 4, 2017, as Annex C to, and the reference thereto under the captions “Summary—Opinions of Rockwell Collins’ Financial Advisors”, “The Merger—Background of the Merger”, “The Merger—Rockwell Collins Board of Directors’ Recommendation and Reasons for the Merger”, “The Merger—Opinions of Rockwell Collins’ Financial Advisors” and “The Merger—Certain Rockwell Collins Unaudited Prospective Financial Information” in the proxy statement/prospectus relating to the proposed acquisition of Rockwell Collins, Inc. by United Technologies Corporation, which proxy statement/prospectus is part of Amendment No. 1 to Registration Statement No. 333-220883 on Form S-4 of United Technologies Corporation. By giving such consent we do not thereby admit that we are experts with respect to any part of such Amendment No. 1 to Registration Statement No. 333-220883 within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc. CITIGROUP GLOBAL MARKETS INC.

New York, New York

November 17, 2017